EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 1 to the Statement on Schedule 13G, dated January 18, 2017, with respect to the shares of DNIB Unwind, Inc., formerly known as BIND Therapeutics, Inc., Common Stock, $.0001 par value, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13G and each such amendment.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 18th day of January, 2017.

DHK INVESTMENTS, LLC

By:	/s/ Raffaele G. Fazio
Name: Raffaele G. Fazio
Title: Authorized Signatory

/s/ David H. Koch by Raffaele G. Fazio, attorney-in-fact
David H. Koch